Exhibit 21.1

List of Subsidiaries

Hunt Global Resources, Inc., a Texas corporation

Carbon Green NA, Inc., a Colorado corporation

Carbon Green Acquisition, Inc., a Colorado corporation

Hunt BioSolutions, Inc., a Texas corporation